Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of TCG Growth Opportunities Corp. (the “Company”) on Amendment No. 5 to Form S-1 [File No. 333-253803], of our report dated March 17, 2021, except for Note 6, as to which the date is May 4, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of TCG Growth Opportunities Corp. as of December 31, 2020 and for the periods from November 30, 2020 (inception) through December 31, 2020 , which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
June 11, 2021